EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion and incorporation by reference in this Registration Statement on Form S-3 of our report dated January 31, 2003 relating to the consolidated financial statements, which appears in Gibraltar Steel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 14, 2003 relating to the financial statements of Air Vent Inc. for the year ended December 31, 2002, which appears in Gibraltar Steel Corporation’s Current Report on Form 8-K/A. We also consent to the references to us under the headings “Experts,” “Summary Consolidated Financial Data” and “Selected Consolidated Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Buffalo, New York

December 9, 2003